STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 04/20/1999991153815 - 2697010
CERTIFICATE TO RESTORE TO GOOD STANDING A DELAWARE LIMITED LIABILITY COMPANY PURSUANT TO TITLE 6,. SEC. 18-1107
1.	Name of Limited Liability Company: CARBON COMPOSITE LLC
2	Date of original filing with Delaware Secretary of State: DECEMBER 19, 1996

I, John D. McCallum, Authorized Parson of the above named limited liability company do hereby certify that this limited liability company is paying all annual taxes, penalties and interest due to the State of Delaware.

I do hereby request this limited liability company be restored to Good Standing.
/s/ JOHN D. McCALLUM Authorized Person John D. McCallum Type name
STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:05 AM 04/20/1999 991153818 - 2697010
CERTIFICATE OF AMENDMENT OF CARBON COMPOSITE LLC A LIMITED LIABILITY COMPANY
FIRST: The name of the limited liability company is:
CARBON COMPOSITE LLC
SECOND: The Certificate of Formation of the limited liability company is hereby amended as follows:

                   Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805; and its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned, has executed, signed and acknowledged this Certificate of Amendment this 1st day of April, A. D. 1999.
/s/ JOHN D. McCALLUM Authorized person
John D. McCallum Type name